Exhibit 99.1

Contacts

Media	Analysts		Investors
Brian Bretsch 314.554.4135 bbretsch@ameren.com	Doug Fischer 314.554.4859 dfischer@ameren.com	Matt Thayer 314.554.3151 mthayer@ameren.com	Investor Services 800.255.2237 invest@ameren.com

For Immediate Release

Ameren Announces 2012 Results

Issues 2013 Earnings Guidance

•	2012 Adjusted (Non-GAAP) EPS Were $2.42

•	2012 GAAP Loss per Share Was $4.01, Reflecting Asset Impairments and Other Charges

•	2013 GAAP and Adjusted EPS Guidance Range Established at $2.00 to $2.20

ST. LOUIS, Feb. 20, 2013 — Ameren Corporation (NYSE: AEE) today announced a 2012 net loss in accordance with generally accepted accounting principles (GAAP) of $974 million, or $4.01 per share, compared to 2011 GAAP net income of $519 million, or $2.15 per share. The 2012 GAAP net loss and 2011 GAAP net income included aftertax impairments and other charges of $1.557 billion and $77 million, respectively. Excluding these charges and certain other items discussed below, Ameren recorded 2012 adjusted1, (non-GAAP) net income of $586 million, or $2.42 per share, compared to 2011 adjusted (non-GAAP) net income of $619 million, or $2.56 per share.

The decrease in 2012 adjusted (non-GAAP) earnings, compared to 2011 adjusted (non-GAAP) earnings, reflected a decline in Ameren Illinois’ earnings resulting from a lower allowed return on equity (ROE), due to low Treasury bond yields, and required nonrecoverable program donations, among other things, related to 2012 implementation of formula ratemaking for electric delivery service. In addition, natural gas sales volumes declined reflecting warmer 2012 winter temperatures. Merchant generation segment earnings also declined reflecting lower power prices and higher fuel costs. The earnings declines from these two business segments were partially offset by increased Ameren Missouri earnings due primarily to the full year effect of a 2011 electric rate increase as well as lower operations and maintenance expense, reflecting the absence of a refueling outage at the Callaway Nuclear Energy Center in 2012 and

[1]	Previously designated as “core”.

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reduced storm-related costs. Ameren Missouri’s 2012 earnings, compared to 2011 earnings, also benefited from a favorable 2012 Federal Energy Regulatory Commission (FERC) order related to a disputed power purchase agreement that expired in 2009 and the absence of a 2011 charge to earnings related to the fuel adjustment clause. These positive factors were partially offset, at Ameren Missouri, by higher depreciation expense, a higher effective income tax rate and lower electric sales volumes largely due to warmer 2012 winter temperatures.

“Adjusted earnings for 2012 were in line with both our narrowed November and our initial year-ago guidance ranges,” said Thomas R. Voss, chairman, president and CEO of Ameren Corporation. “I am proud of several significant accomplishments in 2012. These include record safety metrics as well as strong electric distribution system reliability and operating performance at our energy centers. In addition, we advanced our plans to invest in electric transmission projects, including obtaining additional FERC approvals for constructive rate treatments for our investments. Further, we received a needed electric rate increase in Missouri that became effective in early 2013.

“Last year also had its share of challenges, including disappointing decisions by the Illinois Commerce Commission in our electric delivery formula rate cases — decisions we are working to improve through legislation and the courts — and continued downward pressure on already low forward market prices for power,” Voss added. “The latter contributed to our December announcement of our intent to exit the merchant generation business and a related noncash impairment charge. Exiting merchant generation will result in Ameren’s businesses being solely rate-regulated utilities with solid growth prospects as we continue to allocate capital to jurisdictions that have modernized their regulatory framework in support of energy infrastructure investments. In addition, we are seeking to enhance the regulatory framework in Missouri to better support investment in our energy infrastructure. We strongly believe that such investment will result in long-term benefits for our customers and create jobs to support our local economy.”

For the fourth quarter of 2012, Ameren recorded a GAAP net loss of $1.156 billion, or $4.76 per share, compared to GAAP net income of $25 million, or 10 cents per share, for the fourth quarter of 2011. Excluding certain items discussed below, Ameren recorded adjusted (non-GAAP) net income of $33 million, or 14 cents per share, for the fourth quarter of 2012, compared to adjusted (non-GAAP) net income of $34 million, or 14 cents per share, for the fourth quarter of 2011.

The decrease in adjusted (non-GAAP) earnings for the fourth quarter of 2012, compared to adjusted (non-GAAP) earnings for the fourth quarter of 2011, reflected a decline in Ameren Illinois’ earnings,

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largely due to a lower allowed ROE for electric delivery service, and a decline in merchant generation segment earnings, primarily reflecting lower power prices. These factors were largely offset by increased Ameren Missouri earnings due to the absence of a refueling outage at the Callaway Nuclear Energy Center in the fourth quarter of 2012, compared to the scheduled refueling outage that occurred during the fourth quarter of 2011.

The following items were excluded from fourth quarter and full-year 2012 and 2011 adjusted (non-GAAP) earnings, as applicable:

•

Asset impairments and other charges, which decreased net income by $1.180 billion and $1.557 billion in the fourth quarter and full year of 2012, respectively, and $77 million in the full year of 2011. The 2012 charges were a fourth quarter noncash asset impairment charge resulting from Ameren’s December 2012 announcement that it intends to, and it is probable that it will, exit its merchant generation business segment before the end of the previously estimated useful lives of that business segment’s long-lived assets, as well as a first quarter noncash impairment related to the Duck Creek Energy Center. The 2011 charges were the result of the Missouri Public Service Commission’s disallowance of costs of enhancements related to the rebuilding of the Taum Sauk Energy Center and the decision to cease operations at the merchant generation business segment’s Meredosia and Hutsonville energy centers;

•	Employee separation charges related to a voluntary retirement offer, which decreased net income by $17 million in both the fourth quarter and full year of 2011; and

•

The net effect of unrealized mark-to-market activity, which decreased net income by $9 million and $3 million in the fourth quarter and full year of 2012, respectively, and increased net income by $8 million and decreased net income by $6 million in the fourth quarter and full year of 2011, respectively.

A reconciliation of GAAP to adjusted (non-GAAP) earnings per share is as follows:

	Fourth Quarter		Year
	2012	2011	2012	2011
GAAP earnings per share	$(4.76)	$0.10	$(4.01)	$2.15
Asset impairments and other charges	4.87	—	6.42	0.32
Employee separation charges	—	0.07	—	0.07
Net unrealized mark-to-market activity, (gain)/loss	0.03	(0.03)	0.01	0.02
Adjusted (Non-GAAP) earnings per share	$0.14	$0.14	$2.42	$2.56

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2013 Earnings Guidance

Ameren expects 2013 GAAP and adjusted (non-GAAP) earnings to be in the range of $2.00 to $2.20 per share. Any net unrealized mark-to-market gains or losses will impact GAAP earnings but are excluded from GAAP earnings guidance because the company is unable to reasonably estimate the impact of any such gains or losses. Adjusted (non-GAAP) earnings guidance also excludes any net unrealized mark-to-market gains or losses.

The projected decrease in adjusted (non-GAAP) earnings in 2013, compared to 2012, reflects lower expected merchant generation segment earnings in 2013 due to lower power prices, partially offset by lower depreciation expense as a result of the 2012 impairment charges. Further, Ameren Missouri adjusted (non-GAAP) earnings are expected to decline in 2013, compared to 2012, reflecting the negative impact on electric sales volumes of an assumed return to normal summer temperatures; increased operations and maintenance costs primarily due to a 2013 Callaway Nuclear Energy Center refueling outage; and the absence of the previously discussed favorable 2012 FERC order related to a disputed power purchase agreement. The above negative factors are expected to be partially offset by increased Ameren Illinois adjusted (non-GAAP) earnings primarily reflecting expected higher electric transmission and delivery earnings, due to rate base growth and formula ratemaking.

Ameren expects its businesses to provide the following contributions to 2013 GAAP and adjusted (non-GAAP) earnings per share:

Regulated Utilities EPS Guidance Midpoint	$2.25
Merchant Generation Business and Other EPS Guidance Midpoint	(0.15)
2013 GAAP and Adjusted (Non-GAAP) EPS Guidance Range	$2.00 - $2.20

Ameren’s earnings guidance for 2013 assumes normal temperatures for the full year. In addition, Ameren’s future results are subject to the effects of, among other things, regulatory decisions and legislative actions; energy center operations; energy, economic, and capital and credit market conditions; severe storms; unusual or otherwise unexpected gains or losses; and other risks and uncertainties outlined, or referred to, in the Forward-looking Statements section of this press release.

Ameren Missouri Segment Results

Ameren Missouri segment 2012 GAAP earnings were $416 million, compared to 2011 GAAP earnings of $287 million. Adjusted (non-GAAP) earnings for 2012 were $414 million, compared to 2011 adjusted (non-GAAP) earnings of $359 million. The increase in adjusted (non-GAAP) earnings reflected the full year effect of a 2011 electric rate increase as well as lower operations and maintenance expense,

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reflecting the absence of a refueling outage at the Callaway Nuclear Energy Center in 2012 and reduced storm-related costs. The earnings comparison also benefited from the previously discussed favorable 2012 FERC order related to a disputed power purchase agreement and the absence of a 2011 charge to earnings related to the fuel adjustment clause. These factors were partially offset by higher depreciation expense, a higher effective income tax rate and lower electric sales volumes. The lower electric sales volumes were largely due to 2012 winter temperatures that were warmer than those experienced in 2011. The GAAP earnings comparison was affected by the factors mentioned above as well as a 2011 charge related to the previously discussed Taum Sauk disallowance, 2011 employee separation charges and a 2012 gain from net unrealized mark-to-market activity.

Ameren Illinois Segment Results

Ameren Illinois segment 2012 GAAP earnings were $141 million, compared to 2011 GAAP earnings of $193 million. Adjusted (non-GAAP) earnings for 2012 were $139 million, compared to 2011 adjusted (non-GAAP) earnings of $193 million. The decrease in adjusted (non-GAAP) earnings was primarily due to a lower allowed ROE, reflecting low Treasury bond yields, and required nonrecoverable program donations, among other things, related to 2012 implementation of formula ratemaking for electric delivery service. In addition, natural gas sales volumes fell due to warmer 2012 winter temperatures, compared to those experienced in 2011. The required nonrecoverable donations included a one-time pretax $7.5 million contribution to the Illinois Science & Energy Innovation Trust related to participation in the state’s electric delivery service formula ratemaking framework. The above factors were partially offset by increased natural gas delivery rates, effective in January 2012. The GAAP earnings comparison was impacted by the factors mentioned above and a 2012 gain from net unrealized mark-to-market activity.

Merchant Generation Segment Results

The merchant generation segment 2012 GAAP net loss was $1.516 billion, compared to 2011 GAAP earnings of $45 million. Adjusted (non-GAAP) earnings for 2012 were $42 million, compared to 2011 adjusted (non-GAAP) earnings of $72 million. The decline in adjusted (non-GAAP) earnings reflected lower power prices and higher fuel costs partially offset by lower depreciation and operations and maintenance expenses. The GAAP earnings comparison was affected by the factors mentioned above and the previously discussed 2012 and 2011 asset impairments and other charges related to the merchant generation business. In addition, net unrealized mark-to-market activity resulted in a larger loss in 2012 than in 2011.

NEWS RELEASE

Analyst Conference Call

Ameren will conduct a conference call for financial analysts at 9 a.m. Central Time on Wednesday, Feb. 20, to discuss 2012 earnings, 2013 guidance and other matters. Investors, the news media and the public may listen to a live Internet broadcast of the call at Ameren.com by clicking on “Q4 2012 Ameren Corporation Earnings Conference Call,” followed by the appropriate audio link. An accompanying slide presentation will be available on Ameren’s website. This presentation will be posted in the “Investors” section of the website under “Webcasts & Presentations.” The analyst call will also be available for replay on the Internet for one year. In addition, a telephone playback of the conference call will be available beginning at approximately noon Central Time from Feb. 20 through Feb. 27, by dialing U.S. 877.660.6853 or international 201.612.7415, and entering ID number 408692.

About Ameren

St. Louis-based Ameren Corporation owns a diverse mix of electric energy centers strategically located in our Midwest market, with a generating capacity of 15,900 megawatts. Through our Missouri and Illinois subsidiaries, we serve 2.4 million electric customers and more than 900,000 natural gas customers in a 64,000-square-mile area. Our mission is to meet our customers’ energy needs in a safe, reliable, efficient and environmentally-responsible manner while enhancing shareholder value. For more information, visit Ameren.com.

Regulation G Statement

Ameren has presented certain information in this release on a diluted cents per share basis. These diluted per share amounts reflect certain factors that directly impact Ameren’s total earnings per share. The adjusted, previously designated as “core”, (non-GAAP) earnings per share and adjusted (non-GAAP) earnings per share guidance exclude one or more of the following: asset impairments and other charges, employee separation charges, and net unrealized mark-to-market gains or losses. Ameren uses adjusted (non-GAAP) earnings internally for financial planning and for analysis of performance. Ameren also uses adjusted (non-GAAP) earnings as primary performance measurements when communicating with analysts and investors regarding our earnings results and outlook, as the company believes that adjusted (non-GAAP) earnings allow the company to more accurately compare its ongoing performance across periods.

In providing consolidated and segment adjusted (non-GAAP) earnings guidance, there could be differences between adjusted (non-GAAP) earnings and earnings prepared in accordance with GAAP as a result of our treatment of certain items, such as those listed above. Ameren is unable to estimate the impact, if any, on future GAAP earnings of such items.

Forward-looking Statements

Statements in this release not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed under Risk Factors in Ameren’s Form 10-K for the year ended December 31, 2011, and the Form 10-Q for the quarter ended September 30, 2012, and elsewhere in this release and in our other filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations suggested in such forward-looking statements:

•

regulatory, judicial, or legislative actions, including changes in regulatory policies and ratemaking determinations, such as the outcome of Ameren Illinois’ natural gas rate case filed in 2013; the court appeals of Ameren Missouri’s and Ameren Illinois’ electric rate orders issued in 2012; Ameren Missouri’s fuel adjustment clause prudence review and the related request for an accounting authority order; Ameren Illinois’ request for rehearing of a July 2012 FERC order regarding the inclusion of acquisition premiums in Ameren Illinois’ transmission rates; and future regulatory, judicial, or legislative actions that seek to change regulatory recovery mechanisms;

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•

the effect of Ameren Illinois participating in a performance-based formula ratemaking process under the Illinois Energy Infrastructure Modernization Act (IEIMA), the related financial commitments required by the IEIMA and the resulting uncertain impact on the financial condition, results of operations and liquidity of Ameren Illinois;

•

Ameren’s eventual exit from the merchant generation business could result in impairments of long-lived assets, disposal-related losses, contingencies, reduction of existing deferred tax assets, or could have other adverse impacts on the financial condition, results of operations and liquidity of Ameren;

•	impairments of long-lived assets, intangible assets, or goodwill, including the merchant generation segment energy centers;

•	the effects of, or changes to, the Illinois power procurement process;

•	changes in laws and other governmental actions, including monetary, fiscal, and tax policies;

•

changes in laws or regulations that adversely affect the ability of electric distribution companies and other purchasers of wholesale electricity to pay their suppliers, including Ameren Missouri and Ameren Energy Marketing Company;

•

the effects of increased competition in the future due to, among other things, deregulation of certain aspects of our business at both the state and federal levels, and the implementation of deregulation;

•

the effects on demand for our services resulting from technological advances, including advances in energy efficiency and distributed generation sources, which generate electricity at the site of consumption;

•	increasing capital expenditure and operating expense requirements and our ability to recover these costs;

•

the cost and availability of fuel such as coal, natural gas and enriched uranium used to produce electricity; the cost and availability of purchased power and natural gas for distribution; and the level and volatility of future market prices for such commodities, including the ability to recover the costs for such commodities;

•	the effectiveness of our risk management strategies and the use of financial and derivative instruments;

•	the level and volatility of future prices for power in the Midwest, which may have a significant effect on the financial condition of Ameren’s merchant generation segment;

•	the development of a multiyear capacity market within the Midwest Independent Transmission System Operator, Inc. (MISO) and the outcomes of MISO’s inaugural annual capacity auction in 2013;

•	business and economic conditions, including their impact on interest rates, bad debt expense, and demand for our products;

•

disruptions of the capital markets, deterioration in our credit metrics, or other events that make our access to necessary capital, including short-term credit and liquidity, impossible, more difficult, or more costly;

•	our assessment of our liquidity, including liquidity concerns for Ameren’s merchant generation business, and specifically for Genco, which has limited access to third-party financing sources;

•	the impact of the adoption of new accounting guidance and the application of appropriate technical accounting rules and guidance;

•	actions of credit rating agencies and the effects of such actions;

•

the impact of weather conditions and other natural phenomena on us and our customers, including the impacts of droughts which may cause lower river levels and could limit our energy centers’ ability to generate power;

•	the impact of system outages;

•	generation, transmission, and distribution asset construction, installation, performance, and cost recovery;

•	the effects of our increasing investment in electric transmission projects and uncertainty as to whether we will achieve our expected returns in a timely fashion, if at all;

•	the extent to which Ameren Missouri prevails in its claims against insurers in connection with its Taum Sauk pumped-storage hydroelectric energy center incident;

•	the extent to which Ameren Missouri is permitted by its regulators to recover in rates the investments it made in connection with additional nuclear generation at its Callaway Energy Center;

•	operation of Ameren Missouri’s Callaway Energy Center, including planned and unplanned outages, and decommissioning costs;

•	the effects of strategic initiatives, including mergers, acquisitions and divestitures, and any related tax implications;

•

the impact of current environmental regulations on utilities and power generating companies and new, more stringent or changing requirements, including those related to greenhouse gases, other emissions, cooling water intake structures, coal combustion residuals, and energy efficiency, that are enacted over time and that could limit or terminate the operation of certain of our energy centers, increase our costs, result in an impairment of our assets, reduce our customers’ demand for electricity or natural gas, or otherwise have a negative financial effect;

•	the impact of complying with renewable energy portfolio requirements in Missouri;

•	labor disputes, workforce reductions, future wage and employee benefits costs, including changes in discount rates and returns on benefit plan assets;

•	the inability of our counterparties and affiliates to meet their obligations with respect to contracts, credit agreements, and financial instruments;

•	the cost and availability of transmission capacity for the energy generated by Ameren’s and Ameren Missouri’s energy centers or required to satisfy energy sales made by Ameren or Ameren Missouri;

•	legal and administrative proceedings; and

•	acts of sabotage, war, terrorism, cybersecurity attacks or intentionally disruptive acts.

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Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to update or revise publicly any forward-looking statements to reflect new information or future events.

# # #

AMEREN CORPORATION (AEE)

Reconciliation of GAAP to Adjusted (Non-GAAP) Earnings (Loss) Attributable to Ameren Corporation

(Unaudited, in millions, except per share amounts)

				Other /	Ameren Corp.
	Ameren Missouri	Ameren Illinois	Merchant Generation	Intersegment Eliminations	Earnings (Loss)	Per Share

Three Months Ended December 31,
2012 GAAP earnings (loss)	$16	$11	$(1,168)	$(15)	$(1,156)	$(4.76)
Asset impairment charges	-	-	1,169	11	1,180	4.87
(Increase) decrease in tax benefit related to asset impairment and annual estimated effective income tax rate	-	-	(2)	2	-	-
Net unrealized mark-to-market activity, (gain) loss	-	(1)	9	1	9	0.03

2012 Adjusted (non-GAAP) earnings (loss)	$16	$10	$8	$(1)	$33	$0.14

2011 GAAP earnings (loss)	$(14)	$25	$19	$(5)	$25	$0.10
Employee separation charges	17	-	-	-	17	0.07
Net unrealized mark-to-market activity, (gain)	(3)	(1)	(3)	(1)	(8)	(0.03)

2011 Adjusted (non-GAAP) earnings (loss)	$-	$24	$16	$(6)	$34	$0.14

Twelve Months Ended December 31,
2012 GAAP earnings (loss)	$416	$141	$(1,516)	$(15)	$(974)	$(4.01)
Asset impairment charges	-	-	1,546	11	1,557	6.42
Net unrealized mark-to-market activity, (gain) loss	(2)	(2)	12	(5)	3	0.01

2012 Adjusted (non-GAAP) earnings (loss)	$414	$139	$42	$(9)	$586	$2.42

2011 GAAP earnings (loss)	$287	$193	$45	$(6)	$519	$2.15
Asset impairments and other charges	55	-	22	-	77	0.32
Employee separation charges	17	-	-	-	17	0.07
Net unrealized mark-to-market activity, loss	-	-	5	1	6	0.02

2011 Adjusted (non-GAAP) earnings (loss)	$359	$193	$72	$(5)	$619	$2.56

AMEREN CORPORATION (AEE)

CONSOLIDATED STATEMENT OF INCOME (LOSS)

(Unaudited, in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Operating Revenues:
Electric	$1,210	$1,308	$5,904	$6,530
Gas	299	270	924	1,001

Total operating revenues	1,509	1,578	6,828	7,531

Operating Expenses:
Fuel	337	350	1,369	1,567
Purchased power	122	170	654	966
Gas purchased for resale	168	157	472	570
Other operations and maintenance	443	452	1,752	1,820
Impairment and other charges	1,950	(1)	2,578	125
Depreciation and amortization	193	200	775	785
Taxes other than income taxes	112	102	468	457

Total operating expenses	3,325	1,430	8,068	6,290

Operating Income (Loss)	(1,816)	148	(1,240)	1,241

Other Income and Expenses:
Miscellaneous income	17	18	71	69
Miscellaneous expense	8	8	37	23

Total other income	9	10	34	46

Interest Charges	110	115	448	451

Income (Loss) Before Income Taxes (Benefit)	(1,917)	43	(1,654)	836

Income Taxes (Benefit)	(762)	17	(680)	310

Net Income (Loss)	(1,155)	26	(974)	526

Less: Net Income Attributable to Noncontrolling Interests	1	1	-	7

Net Income (Loss) Attributable to Ameren Corporation	$(1,156)	$25	$(974)	$519

Earnings (Loss) per Common Share - Basic and Diluted	$(4.76)	$0.10	$(4.01)	$2.15

Average Common Shares Outstanding	242.6	242.3	242.6	241.5

AMEREN CORPORATION (AEE)

CONSOLIDATED BALANCE SHEET

(Unaudited, in millions)

	December 31, 2012	December 31, 2011

ASSETS
Current Assets:
Cash and cash equivalents	$209	$255
Accounts receivable - trade, net	401	473
Unbilled revenue	322	324
Miscellaneous accounts and notes receivable	95	69
Materials and supplies	704	712
Mark-to-market derivative assets	125	115
Current regulatory assets	247	215
Current accumulated deferred income taxes, net	171	20
Other current assets	95	112

Total current assets	2,369	2,295

Property and Plant, Net	16,096	18,127
Investments and Other Assets:
Nuclear decommissioning trust fund	408	357
Goodwill	411	411
Intangible assets	16	7
Regulatory assets	1,786	1,603
Other assets	749	845

Total investments and other assets	3,370	3,223

TOTAL ASSETS	$21,835	$23,645

LIABILITIES AND EQUITY
Current Liabilities:
Current maturities of long-term debt	$355	$179
Short-term debt	-	148
Accounts and wages payable	625	693
Taxes accrued	68	65
Interest accrued	99	101
Customer deposits	108	98
Mark-to-market derivative liabilities	155	161
Current regulatory liabilities	100	133
Other current liabilities	188	207

Total current liabilities	1,698	1,785

Long-term Debt, Net	6,626	6,677
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes, net	2,792	3,315
Accumulated deferred investment tax credits	72	79
Regulatory liabilities	1,589	1,502
Asset retirement obligations	445	428
Pension and other postretirement benefits	1,178	1,344
Other deferred credits and liabilities	668	447

Total deferred credits and other liabilities	6,744	7,115

Ameren Corporation Stockholders’ Equity:
Common stock	2	2
Other paid-in capital, principally premium on common stock	5,616	5,598
Retained earnings	1,006	2,369
Accumulated other comprehensive loss	(8)	(50)

Total Ameren Corporation stockholders’ equity	6,616	7,919
Noncontrolling Interests	151	149

Total equity	6,767	8,068

TOTAL LIABILITIES AND EQUITY	$21,835	$23,645

AMEREN CORPORATION (AEE)

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, in millions)

	Year Ended December 31,
	2012	2011

Cash Flows From Operating Activities:
Net income (loss)	$(974)	$526
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Impairment and other charges	2,578	125
Net gain on sales of properties	(11)	(15)
Net mark-to-market loss on derivatives	22	11
Depreciation and amortization	735	747
Amortization of nuclear fuel	83	61
Amortization of debt issuance costs and premium/discounts	24	21
Deferred income taxes and investment tax credits, net	(714)	346
Allowance for equity funds used during construction	(36)	(34)
Other	25	-
Changes in assets and liabilities:
Receivables	33	231
Materials and supplies	5	(27)
Accounts and wages payable	(29)	(36)
Taxes accrued	3	(3)
Assets, other	(10)	76
Liabilities, other	71	(75)
Pension and other postretirement benefits	(23)	(102)
Counterparty collateral, net	46	27
Premiums paid on long-term debt repurchases	(138)	-
Taum Sauk insurance recoveries, net of costs	-	(1)

Net cash provided by operating activities	1,690	1,878

Cash Flows From Investing Activities:
Capital expenditures	(1,240)	(1,030)
Nuclear fuel expenditures	(91)	(62)
Purchases of securities - nuclear decommissioning trust fund	(403)	(220)
Sales and maturities of securities - nuclear decommissioning trust fund	384	199
Proceeds from sales of properties	22	53
Tax grants received related to renewable energy properties	18	-
Other	-	12

Net cash used in investing activities	(1,310)	(1,048)

Cash Flows From Financing Activities:
Dividends on common stock	(382)	(375)
Dividends paid to noncontrolling interest holders	(6)	(6)
Short-term debt and credit facility repayments, net	(148)	(581)
Redemptions, repurchases, and maturities of long-term debt	(760)	(155)
Issuances:
Long-term debt	882	-
Common stock	-	65
Capital issuance costs	(16)	-
Generator advances received for construction	4	5
Repayments of generator advances received for construction	-	(73)

Net cash used in financing activities	(426)	(1,120)

Net change in cash and cash equivalents	(46)	(290)
Cash and cash equivalents at beginning of year	255	545

Cash and cash equivalents at end of year	$209	$255

AMEREN CORPORATION (AEE)

CONSOLIDATED OPERATING STATISTICS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011

Electric Sales - kilowatthours (in millions):
Ameren Missouri
Residential	3,033	2,932	13,385	13,867
Commercial	3,380	3,410	14,575	14,743
Industrial	2,127	2,149	8,660	8,691
Other	37	36	126	127

Native load subtotal	8,577	8,527	36,746	37,428
Off-system and wholesale	1,810	2,305	7,293	10,715

Subtotal	10,387	10,832	44,039	48,143

Ameren Illinois
Residential
Power supply and delivery service	1,772	2,410	9,507	11,771
Delivery service only	822	63	2,103	77
Commercial
Power supply and delivery service	589	788	2,985	3,662
Delivery service only	2,236	2,054	9,175	8,561
Industrial
Power supply and delivery service	428	390	1,595	1,502
Delivery service only	2,799	2,723	11,753	11,360
Other	123	127	523	529

Native load subtotal	8,769	8,555	37,641	37,462

Merchant Generation
Energy sales	6,762	7,147	25,552	31,148
Affiliate native energy sales	232	481	1,679	1,004

Subtotal	6,994	7,628	27,231	32,152

Eliminate affiliate sales	(232)	(481)	(1,679)	(1,004)
Eliminate Ameren Illinois/Merchant Generation common customers	(1,970)	(1,346)	(7,261)	(5,454)

Ameren Total	23,948	25,188	99,971	111,299

Electric Revenues (in millions):
Ameren Missouri
Residential	$242	$231	$1,297	$1,272
Commercial	214	210	1,088	1,084
Industrial	92	91	435	438
Other	32	27	104	76

Native load subtotal	580	559	2,924	2,870
Off-system and wholesale	48	71	208	352

Subtotal	$628	$630	$3,132	$3,222

Ameren Illinois
Residential
Power supply and delivery service	$148	$235	$961	$1,194
Delivery service only	33	3	90	3
Commercial
Power supply and delivery service	37	63	254	350
Delivery service only	41	38	177	157
Industrial
Power supply and delivery service	15	14	57	65
Delivery service only	12	10	46	43
Other	49	21	154	128

Native load subtotal	$335	$384	$1,739	$1,940

Merchant Generation
Non-affiliate energy sales	$259	$295	$1,047	$1,382
Affiliate native energy sales	68	72	311	232
Other	(5)	6	15	12

Subtotal	$322	$373	$1,373	$1,626

Eliminate affiliate revenues and other	(75)	(78)	(340)	(258)

Ameren Total	$1,210	$1,309	$5,904	$6,530

AMEREN CORPORATION (AEE)

CONSOLIDATED OPERATING STATISTICS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011

Electric Generation - megawatthours (in millions):
Ameren Missouri	10.5	11.0	44.7	48.8
Merchant Generation
Ameren Energy Generating Company (Genco)	4.9	5.5	18.5	22.0
AmerenEnergy Resources Generating Company (AERG)	1.8	1.7	7.2	7.0
AmerenEnergy Medina Valley Cogen, L.L.C.	-	-	-	0.1

Subtotal	6.7	7.2	25.7	29.1

Ameren Total	17.2	18.2	70.4	77.9

Fuel Cost per kilowatthour (cents):
Ameren Missouri	1.745	1.674	1.718	1.594
Merchant Generation	2.433	2.364	2.463	2.413

Gas Sales - decatherms (in thousands):
Ameren Missouri	3,474	3,154	9,558	11,221
Ameren Illinois	25,505	23,819	73,948	81,608

Ameren Total	28,979	26,973	83,506	92,829

	December 31,	December 31,
	2012	2011
Common Stock:
Shares outstanding (in millions)	242.6	242.6
Book value per share	$27.27	$32.64

Capitalization Ratios:
Common equity	48.9%	53.4%
Preferred stock	1.0%	1.0%
Debt, net of cash	50.1%	45.6%